Exhibit 99.2

Media Contact:
FOR IMMEDIATE RELEASE	Kathleen Cardoza
ATTN: Business/Financial Editors	(312)917-7813
kathleen.cardoza@nuveen.com

IR Contact:
Natalie Brown
(312)917-8077
natalie.brown@nuveen.com
Nuveen Investments Reports 1st Quarter 2008 Earnings
And Assets Under Management of $153 Billion
Chicago, IL, May 15, 2008 — Nuveen Investments, Inc., a leading provider of diversified investment services, today reported first quarter adjusted EBITDA(1) of $106 million, down 9% from the prior year, and first quarter operating revenue of $197 million, which is consistent with the prior year.
First quarter gross sales were $4.3 billion, down 48% from the prior year. Gross sales in the period were comprised of $1.7 billion in retail managed accounts, $1.4 billion in mutual funds, and $1.2 billion in institutional separate accounts.
Net outflows for the quarter were $3.0 billion, largely due to $2.5 billion in outflows in retail managed accounts, which were primarily attributable to redemptions in previously closed strategies. Institutional net outflows were $0.6 billion in the quarter while mutual fund flows were positive $0.1 billion.
Total assets under management were $153.0 billion at March 31, 2008, compared to $166.1 billion a year ago and $164.3 billion at the end of the prior quarter. The 8% decrease in assets under management from the prior year was driven by $8.7 billion in market depreciation, $4.7 billion in net outflows, offset by $0.4 billion from the acquisition of HydePark Investment Strategies. From the prior quarter, assets under management decreased 7% due to $8.2 billion in market depreciation and $3.0 billion in net outflows.
Commenting on the Company’s results, John Amboian, Chief Executive Officer of Nuveen Investments said, “The challenging market environment in the first quarter led to a difficult first quarter for Nuveen, with a 5% decline in assets under management due to market depreciation, increased redemptions in our retail managed accounts, and dampened institutional and mutual fund sales. Despite these short-term challenges, we are pleased with the high quality performance that our investment teams delivered in the first quarter with most of our strategies beating benchmarks by meaningful margins.”

Nuveen Investments Reports 1st Quarter Earnings — Page 2
Operating revenue of $197 million in the first quarter was consistent with the prior year driven by a $3.0 million or 2% increase in advisory fees. This increase was the result of increased beginning of quarter assets under management, which determine the advisory fees for a significant portion of managed accounts, offset by a $2.9 million decline in performance fees and other revenue.
Operating revenue decreased 6% compared to the prior quarter as a result of an $8.7 million or 4% decrease in advisory fee revenue due to lower assets under management and a $3.7 million decrease in performance fees and other revenue. Adjusted EBITDA as a percentage of revenue was 54% in the quarter.
Adjusted EBITDA(1) was $106 million for the first quarter, down 9% compared to the prior year, primarily due to an 8% increase in compensation and benefits expense as a result of increased headcount and annual salary increases.
As of March 31, 2008, cash and cash equivalents were $91 million and gross debt was $3.65 billion. These balances exclude the impact of consolidated investment vehicles in which Nuveen has no economic interest.
As previously announced, Nuveen Investments will host a conference call to discuss its first quarter results today at 10:00 am central time. To access this call live or listen to an audio replay, visit the investor relations section of the Company’s website at www.nuveen.com.
Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them.  Nuveen Investments markets its growing range of specialized investment solutions under the high-quality brands of NWQ, Tradewinds, Symphony, Santa Barbara, Nuveen and Rittenhouse. In total, the Company managed $153 billion in assets as of March 31, 2008.
FORWARD-LOOKING STATEMENTS
Certain statements made by the Company in this release are forward-looking statements. The Company’s actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms’ retail distribution systems, the Company’s reliance on revenues from investment management contracts which renew annually, issues arising as a result of the continuing failure of auctions for the approximately $15 billion of auction rate preferred stock issued by closed-end funds sponsored by the Company, regulatory developments, accounting pronouncements, and other additional risks and uncertainties. The Company undertakes no responsibility to update publicly or revise any forward-looking statements.
Financial Tables Follow

Nuveen Investments
Adjusted EBITDA(1)
Unaudited
(in thousands)

	Q1 2008	Q1 2007	Q1 2008 LTM (3)

Operating Revenues
Advisory Fees	$192,758	$189,716	$795,306
Underwriting & Distribution Revenue	1,231	1,422	6,605
Performance Fees / Other	2,825	5,689	23,134

Total Operating Revenue	196,814	196,827	825,045

Adjusted Operating Expenses (2)
Compensation & Benefits	65,775	60,948	273,376
Advertising & Promotion	3,593	3,391	16,539
Occupancy & Equipment	4,372	4,074	17,504
Travel & Entertainment	3,341	2,185	12,496
Outside & Professional Services	9,113	8,005	38,627
Other Operating Expenses	5,037	4,679	21,686
Minority Interest Expense	576	2,045	6,098
Proforma Savings	—	(1,750)	(5,250)

Total Operating Expenses	91,808	83,576	381,076

Adjusted Other Income/(Expense)	689	2,316	2,659

Adjusted EBITDA (1)	$105,695	$115,567	$446,628

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is presented on an adjusted basis consistent with the definitions included in our Bank Credit Agreement. Adjusted EBITDA is a non-GAAP financial measure and has been included because it is a basis upon which our management assesses and will assess our operating performance. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP. Our measure of adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

(2)	Balances exclude the impact of consolidated investment vehicles in which Nuveen has no economic interest and include adjustments consistent with our bank credit agreement and thus are non-GAAP financial measures.

(3)	LTM represents the last twelve month period including the second, third and fourth quarters of 2007 and the first quarter of 2008.

Nuveen Investments
Adjusted EBITDA(1) Reconciliation
Unaudited
(in thousands)
     This table presents adjustments reconciling income before taxes shown in the Company’s audited financial statements to Adjusted
EBITDA(1) calculated in accordance with the Company’s Credit Agreement.

	Q1 2008	Q1 2008 LTM (2)

Income before taxes	(48,811)	17,285

Net interest expense	68,268	118,283
Amortization & depreciation	18,372	38,489

Adjustments per Credit Agreement:
Non-cash compensation	10,132	80,261
Deal related expenses	295	62,239
Retention, severance and recruiting expense	4,459	21,033
Structured products distribution expense	410	23,815
Non-recurring items	37	(4,642)
Pro forma savings	—	5,250
Debt and investment related expenses	52,533	84,615

Adjusted EBITDA (1)	105,695	446,628

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is presented on an adjusted basis consistent with the definitions included in our Bank Credit Agreement. Adjusted EBITDA is a non-GAAP financial measure and has been included because it is a basis upon which our management assesses and will assess our operating performance. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP. Our measure of adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

(2)	LTM represents the last twelve month period including the second, third and fourth quarters of 2007 and the first quarter of 2008.

NUVEEN INVESTMENTS
Sales, Net Flows, and Assets Under Management
For the Periods Ended December 31, 2007, and March 31, 2008
Unaudited

			2007					2008
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total
GROSS SALES (in millions):
Mutual funds	$1,682	1,859	1,212	1,314	6,066	$1,354	—	—	—	1,354
Managed accounts—retail	2,759	2,260	1,764	1,809	8,592	1,701	—	—	—	1,701
Managed accounts—institutional	3,398	2,576	2,112	1,703	9,789	1,197	—	—	—	1,197
Closed-end funds	296	1,133	47	231	1,706	2	—	—	—	2
Total funds and accounts	$8,134	7,827	5,135	5,057	26,153	$4,254	—	—	—	4,254

NET FLOWS (in millions):

Mutual funds	$1,015	621	(3)	(32)	1,601	$61	—	—	—	61
Managed accounts—retail	(547)	(1,253)	(1,782)	(2,125)	(5,707)	(2,523)	—	—	—	(2,523)
Managed accounts—institutional	2,249	1,390	337	(244)	3,733	(584)	—	—	—	(584)
Closed-end funds	316	1,147	38	217	1,717	3	—	—	—	3
Total funds and accounts	$3,033	1,906	(1,411)	(2,184)	1,344	$(3,042)	—	—	—	(3,042)

MANAGED FUNDS AND ACCOUNTS (in millions):
Assets under management:
Beginning of period	$161,609	166,095	171,602	170,394	161,609	$164,307	—	—	—	164,307
Acquisition of HydePark accounts	—	363	—	—	363	—	—	—	—	—
Sales — funds and accounts	8,134	7,827	5,135	5,057	26,153	4,254	—	—	—	4,254
Dividend reinvestments	103	108	109	390	709	69	—	—	—	69
Redemptions and withdrawals	(5,204)	(6,029)	(6,655)	(7,630)	(25,518)	(7,365)		—	—	(7,365)
Total net flows into funds and accounts	3,033	1,906	(1,411)	(2,184)	1,344	(3,042)	—	—	—	(3,042)
Appreciation / (depreciation) of managed assets	1,453	3,238	203	(3,903)	991	(8,240)		—	—	(8,240)
End of period	$166,095	171,602	170,394	164,307	164,307	$153,026	—	—	—	153,026

RECAP BY PRODUCT TYPE:
Mutual funds	$19,584	20,160	19,967	19,195		$18,415	—	—	—
Closed-end funds	53,091	53,423	53,234	52,305		50,626	—	—	—
Managed accounts—retail	58,713	59,495	58,119	54,919		49,431	—	—	—
Managed accounts—institutional	34,707	38,524	39,074	37,888		34,553	—	—	—
Total assets under management	$166,095	171,602	170,394	164,307		$153,026	—	—	—

RECAP BY MANAGER:
Nuveen	$79,430	78,565	77,489	76,282		$74,914	—	—	—
NWQ	36,277	38,599	37,352	34,575		29,650	—	—	—
Rittenhouse	3,333	3,235	3,258	2,982		2,669	—	—	—
Santa Barbara	4,583	5,040	5,073	4,571		3,789	—	—	—
Symphony	8,953	10,293	10,427	10,822		9,838	—	—	—
Tradewinds	33,518	35,316	35,143	33,281		30,537	—	—	—
HydePark	—	553	1,653	1,794		1,629	—	—	—
Total assets under management	$166,095	171,602	170,394	164,307		$153,026	—	—	—

RECAP BY STYLE:
Equity-based	$85,531	90,728	89,276	83,577		$74,083	—	—	—
Municipals	64,519	64,014	64,156	64,121		63,073	—	—	—
Taxable income-oriented	16,045	16,859	16,962	16,609		15,870	—	—	—
Total assets under management	$166,095	171,602	170,394	164,307		$153,026	—	—	—